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                           CERTIFICATE OF AMENDMENT TO

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                          CLASSIC COMMUNICATIONS, INC.


         It is hereby certified that:

         1. The name of the corporation is Classic Communications, Inc. (the "Corporation").

         2. Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  4. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 15,000,000. Such shares shall be divided into 55,000 shares Preferred Stock , $.01 par value per share (the "Preferred Stock") and 14,945,000 shares of Common Stock (the "Common Stock"), which shall be further divided into two classes, 10,442,000 of which shall have voting rights, $.01 par value per share ("Voting Common Stock"), and 4,503,000 of which shall have no voting rights, except as may be required by statute, $.01 par value per share ("Nonvoting Common Stock").

                  Shares of Preferred Stock may be issued from time to time in one or more series, each of which is to have a distinctive serial designation as determined in the resolution(s) or such certificate(s) of designations providing for the issuance of such Preferred Stock from time to time.

                  Each series of Preferred Stock:

                  A.       may have such number of shares;

                  B. may have such voting powers or may be without voting powers;

                  C. may be subject to redemption at such time or times and at such price;

                  D. may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, or such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

                  E. may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

                  F. may be made convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class or of any


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                           other class or classes, of stock of the Corporation
                           at such price or prices or at such rates of exchange, and with adjustments;

                  G. may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

                  H. may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation of stock of any class; and

                  I. may have such other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

         as in such instance is stated in the resolution(s) of the board of directors or such certificate(s) of designations providing for the issuance of such Preferred Stock. Except where otherwise set forth in such resolution(s) or such certificate(s) of designations, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the board of directors.

                  Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock created by resolution(s) or such certificate(s) of designations of the board of directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board of directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

                  Except as otherwise provided by law, the resolution(s) of the board of directors or such certificate(s) of designations providing for the issuance of any series of Preferred Stock, Common Stock will have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock will be entitled to one vote for each share held.

                  Subject to all of the rights of Preferred Stock or any series thereof, the holders of Common Stock will be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends payable in cash, in stock or otherwise.

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                  Upon any liquidation, dissolution or winding-up of the
         Corporation, whether voluntary or involuntary, and subject to the rights of the holders of Preferred Stock, the remaining net assets of the Corporation will be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

         3. Article 5 of the Amended and Restated Certificate of Incorporation of the corporation is hereby deleted in its entirety.

         4. Articles 8(a) is amended and restated in its entirety as follows:

                  (a) At all meetings of the Board of Directors of the Corporation, a majority of the entire Board shall be necessary to and shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, unless otherwise provided by any applicable provision of law or by the Certificate of Incorporation.

         5. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, I, the undersigned, being the Chief Executive Officer of the corporation and authorized to executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, do hereby declare and certify that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set by my hand this ___ day of July, 1999.


                                        CLASSIC COMMUNICATIONS, INC.


                                        By: /s/  J. Merritt Belisle
                                            -----------------------------------
                                                 J. Merritt Belisle
                                                 Chief Executive Officer

Attest:


/s/  Bryan D. Noteboom
------------------------------
Bryan D. Noteboom, Secretary